EXHIBIT 99.1

CONTACTS:

Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Leigh Parrish/Rachel Albert
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION REPORTS THIRD QUARTER RESULTS

Garden City, NY, November 14, 2005 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced financial results for its third quarter and nine months ended September 30, 2005.

Third Quarter Results

Total net revenue for the quarter was $3.5 million compared to $3.6 million last year. The 3.9% decrease was primarily due to lower membership fees generated by VisionCare California. Additionally, Company-owned stores incurred a year-over-year decrease in comparable store sales of 12%.

Selling, general and administrative expenses for the quarter totaled $3.2 million compared to $2.9 million last year. The increase was primarily due to investments made in the Company, including increased professional fees relating to proactive litigation to enforce franchise agreements as well as retaining advisors to build a corporate communications program. Additionally, severance costs resulting from a workforce reduction contributed to the increase in SG&A. These, and other, back office reductions are expected to generate approximately $400,000 to $450,000 in pre-tax cost savings on an annualized basis going forward.

In the third quarter, EBITDA totaled $32,000 versus $300,000 in fiscal 2004. Net loss for the third quarter was $50,000, or breakeven per share, compared to net income of $0.2 million, or breakeven per share, last year.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented, “We made positive progress during the quarter as we continued to build off our successful turnaround from 2004. Though our sales were down slightly, we made important investments in the Company during the quarter that will generate long-term benefits. Specifically, we continued our efforts to streamline the business by making further necessary workforce reductions. We incurred severance costs during the quarter, however, we expect these reductions to generate considerable cost savings going forward. Additionally, we made significant progress towards our goal to improve the productivity of our franchised locations. As a result of our franchise auditing function, we have been able to better monitor our franchisees’ operations and have subsequently taken legal action in certain instances to enforce our franchise agreements. We are pleased with the steps we have taken to improve our operations during the quarter and believe they will begin to benefit results in fiscal 2006.”

Nine Month Results

For the first nine months of fiscal 2005, total net revenue was $10.8 million compared to $11.0 million in the comparable period last year. Selling, general and administrative expenses totaled $9.4 million for the nine month period compared to $8.7 million for the same period last year.

EBITDA totaled $0.8 million for the nine month period compared to $1.1 million for the same period last year. Net income for the first nine months of fiscal 2005 was $0.6 million, or $0.01 per diluted share, compared to net income of $0.9 million, or $0.01 per diluted share, in the prior year period.

Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable-basis (non-GAAP) results.

Mr. Payan concluded, “We were able to re-invest in the Company during the third quarter because we have achieved financial stability and are able to generate excess capital. The Company’s renewed strength was further demonstrated in the closing of our new $2 million credit facility, which was the first third party financing the Company has secured in over six years. We now have the financial tools and operational flexibility to execute our business strategy as we look to diversify our business through future growth opportunities within the optical industry. That said, we are on track to post a profit for fiscal 2005. Going forward, we are more strongly positioned for future growth and remain committed to building long-term shareholder value.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 18 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2004.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.

Tables Follow

Emerging Vision Inc.
Reconciliation of Net (Loss) Income to EBITDA
As of September 30, 2005

	For the three months	For the nine months
	ended September 30, 2005	ended September 30, 2005

Net (loss) income	$ (50,000)	$597,000

Add back:

Interest	10,000	36,000
Income taxes	7,000	7,000
Depreciation	65,000	187,000

EBITDA	$ 32,000	$ 827,000